DIRECTOR / OFFICER NON-QUALIFIED STOCK OPTION AGREEMENT OF
TERRACE VENTURES INC.
A Nevada Corporation

THIS AGREEMENT is made between TERRACE VENTURES INC., a Nevada corporation (hereinafter referred to as the "Company"), and HOWARD THOMSON of 4734 S. Golf Course Drive Blaine, WA 98230 (hereinafter referred to as the “Optionee”), a director or officer of the Company, effective as of the 21st day of March, 2006.

1.       Option Granted

The Company hereby grants the Optionee a non-qualified option to purchase Two Hundred Thousand (200,000) shares of the Company’s Common Stock at a purchase price of $0.27 US per share for a term commencing on the effective date of this Agreement and expiring at 5:00 pm (Pacific Time) on the 21st day of March, 2008 (the “Expiration Date”), subject to termination as set forth herein. All options will be fully vested upon execution of this Agreement.

2.       Time of Exercise of Option

The Optionee may exercise the option granted herein at any time after the effective date of this Agreement until the date of termination of the option as provided herein.

3.       Method of Exercise

This option shall be exercised by written notice delivered to the Company at its principal place of business, stating the number of shares for which the option is being exercised. The notice must be accompanied by a check or other methods of payment acceptable to the Plan Administrator for the amount of the purchase price, and comply with all the requirements of the Company’s 2006 Stock Incentive Plan dated March 21, 2006, attached hereto and made a part hereof by this reference.

4.       Capital Adjustments

The existence of this option shall not affect in any way the right or power of the Company or its stockholders to: (1) make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business; (2) enter into any merger or consolidation; (3) issue any bonds, debentures, preferred or prior preference stocks ahead of or affecting the common stock or the rights thereof, (4) issue any securities convertible into any common stock, (5) issue any rights, options, or warrants to purchase any common stock, (6) dissolve or liquidate the Company, (7) sell or transfer all or any part of its assets or business, or (8) take any other corporate act or proceedings, whether of a similar character or otherwise.

5.       Reorganization, Merger, Amalgamation and Consolidation

If there shall, prior to the exercise of any of the options provided for by this Agreement, be any reorganization of the authorized capital of the Company by way of consolidation, merger, subdivision, amalgamation or otherwise, or the payment of any stock dividends, then there shall automatically be an adjustment in either or both of the number of shares which may be purchased pursuant hereto or the price at which such shares may be purchased so that the rights evidenced hereby shall thereafter as reasonably as possible be equivalent to those originally granted hereby. The Company shall have the sole and exclusive power to make such adjustments as it considers necessary and desirable.

In the event of a complete liquidation of the Company or a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation, or the Company becomes a wholly-owned subsidiary of another corporation, any unexercised options granted under this Agreement shall be deemed cancelled unless the surviving corporation in any such merger, reorganization, or consolidation elects to assume the options under this Agreement or to issue substitute options in place thereof; provided, however, that notwithstanding the foregoing, if such options would be cancelled in accordance with the foregoing, the Optionee shall have the right exercisable during a ten-day period ending on the fifth day prior to such liquidation, merger, or consolidation to exercise such option in whole or in part without regard to any installment exercise provisions in this Agreement.

6.       Transfer of this Option

During the Optionee's lifetime, this option shall be exercisable only by the Optionee. This option shall not be transferable by the Optionee other than by the laws of descent and distribution upon the Optionee's death. In the event of the Optionee's death during the term of this Agreement, the Optionee's personal representatives may exercise any portion of this option that remains vested and unexercised at the time of the Optionee's death, provided that any such exercise must be made, if at all, during the period within six (6) months after the Optionee's death, and subject to the option termination date specified in Paragraph 7(d) below.

7.       Termination of Option

This Agreement and the Optionee's right to exercise any options shall terminate on the earliest of the following dates:

(a)

Subject to subsection (b) below, the date which is thirty (30) days from the later of the dates on which: (i) the Optionee ceases to act as a director or officer of the Company or any subsidiary of the Company; (ii) the Optionee ceases to be engaged as a consultant of the Company or any subsidiary of the Company, if applicable; (iii) the Optionee ceases to be an employee of the Company or any subsidiary of the Company, if applicable;

(b)

In the event of the termination of the Optionee as a director, officer, employee or consultant as a result of a breach of the Optionee’s obligations to the Company or any subsidiary of the Company, the earliest date on which the Optionee is terminated as a director, officer, employee or consultant;

(c)	The date which is six months from the date of the Optionee's death, in the event of termination as a result of the death of the Optionee; or

(d)	The Expiration Date.

8.       Rights as Shareholder

The Optionee will not be deemed to be a holder of any shares pursuant to the exercise of this option until he or she pays the option price and a stock certificate is delivered to him or her for those shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date the stock certificate is delivered.

9.       Integration with the Company’s 2006 Stock Incentive Plan

All of the terms and conditions of the Company’s 2006 Stock Incentive Plan, attached hereto and made a part hereof by this reference, are specifically made a part of this Agreement and shall control with regard to the interpretation or construction of any provision that is inconsistent herewith. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 21st day of March, 2006.

TERRACE VENTURES INC.
by its authorized signatory:

/s/ Gordon F. Burley
GORDON F. BURLEY, DIRECTOR

OPTIONEE:

/s/ Howard Thomson
SIGNATURE OF DIRECTOR / OFFICER

HOWARD THOMSON
NAME OF DIRECTOR / OFFICER

4734 S. Golf Course Drive
ADDRESS

Blaine, WA 98230

200,000
NUMBER OF OPTIONS